     As filed with the Securities and Exchange Commission on April 26, 2000
                                                      Registration No. 333-

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--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                       REGISTRATION STATEMENT ON FORM S-3
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                                EMUSIC.COM INC.
             (Exact name of registrant as specified in its charter)

        Delaware                     3652                    94-3290594
 (State or jurisdiction  (Primary Standard Industrial     (I.R.S. Employer
           of             Classification Code Number)    Identification No.)
    incorporation or
      organization)

                            1991 Broadway, 2nd Floor
                         Redwood City, California 94063
                                 (650) 216-0200
         (Address and telephone number of principal executive offices)

                               ----------------

                               Gene Hoffman, Jr.
                     President and Chief Executive Officer
                                EMusic.com Inc.
                            1991 Broadway, 2nd Floor
                         Redwood City, California 94063
                                 (650) 216-0200
           (Name, address and telephone number of agent for service)

                                   Copies to:
                               Andrew Zeif, Esq.
                             Virginia Pearcy, Esq.
                        Gray Cary Ware & Freidenrich LLP
                              400 Hamilton Avenue
                        Palo Alto, California 94301-1825
                                 (650) 833-2000

                               ----------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Post-Effective Amendment.

                               ----------------

  If the only securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

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
                                           Proposed       Proposed
 Title of Each Class of                    Maximum        Maximum      Amount of
    Securities to be      Amount to be  Offering Price   Aggregate    Registration
       Registered         Registered(1)  Per Share(2)  Offering Price     Fee
----------------------------------------------------------------------------------
Common Stock ($0.001 par
 value)                     2,340,898       $2.875       $6,730,082      $1,777
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

(1) Represents shares of common stock issued in connection with a certain acquisition.
(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) of the Securities Act and based on the average of the closing bid and asked prices reported on the Nasdaq National Market on April 20, 2000.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a),may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  Subject to Completion, Dated April 26, 2000

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                 The Resale of
                                2,340,898 Shares

                           [LOGO OF EMUSIC.COM INC.]

                                  Common Stock
           The selling price will be determined by market factors at
                            the time of their resale

--------------------------------------------------------------------------------
This prospectus relates to the resale by the selling stockholders of up to 2,340,898 shares of common stock. The selling stockholders may sell the stock from time to time at the prevailing market price or in negotiated transactions. Of the shares offered:

  . up to 2,135,259 shares are presently outstanding and were issued in connection with the acquisition of CDuctive.com Inc., formerly known as Group K Inc., d.b.a. CDuctive; and

  . up to 205,639 shares are issuable upon the exercise of common stock purchase warrants and options issued in connection with the acquisition of CDuctive.com Inc.

We will receive no proceeds from the sale of the shares by the selling stockholders. However, we have received proceeds from the sale of shares currently outstanding.

Our common stock is listed on the Nasdaq National Market under the symbol "EMUS." On April 20, 2000, the last reported sale price of the common stock on the Nasdaq National Market was $2.3125 per share.

Investing in our common stock involves risks. See "Risk Factors" beginning on page 3.

--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is April   , 2000.

                               Table of Contents

                                                                            Page
                                                                            ----
Risk Factors...............................................................   3
About EMusic...............................................................  14
Use of Proceeds............................................................  14
Selling Stockholders.......................................................  15
Description of Common Stock................................................  21
Plan of Distribution.......................................................  22
Legal Matters..............................................................  24
Experts....................................................................  24
Where You Can Find More Information About Us...............................  24
Documents Incorporated by Reference........................................  25

                           -------------------------

Prior to June 1999, we operated under the name GoodNoise Corporation. Our executive offices are located at 1991 Broadway, 2nd Floor, Redwood City, California 94063, and our telephone number is (650) 216-0200. Our website can be found at EMusic.com. Our website does not constitute part of this prospectus.

"EMusic" is a registered trademark of EMusic.com Inc. and the EMusic logo is a trademark of EMusic.com Inc. All other trademarks or tradenames referred to in this prospectus are the property of their respective owners.

As used in this prospectus, the terms "we," "us," "our" "the Company" and "Emusic" mean EMusic.com Inc. and the term "common stock" means our common stock, par value $0.001 per share.

                                  Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully consider the following factors and other information contained in this prospectus before deciding to invest in our stock.

Any of the following risks, if they actually occur, could materially and adversely affect our business, financial condition or results of operations. In such an event, the trading price of our common stock could decline, and you could lose all or part of your investment.

We have a new and unproven business model and it may not generate sufficient revenue for our business to survive or be successful.

Our model for conducting business and generating revenues is new and unproven and if it fails to develop as we plan, our business may not succeed. Our business model depends upon our ability to generate revenue streams from multiple sources through our website, including:

  . online sales of downloadable music;

  . website advertising fees from third parties;

  . licensing of musical recordings for use by others; and

  . online sales of music-related merchandise.

It is uncertain whether a music-based website such as ours, that relies on attracting people to purchase and download music, mostly from lesser-known artists, can generate sufficient revenues to survive. This business model may not succeed or it may not be sustainable as our business grows.

In order for our business to be successful, we must not only develop services that directly generate revenue, but also provide content and services that attract consumers to our website frequently. We will need to develop new offerings as consumer preferences change and new competitors emerge. We may not be able to provide consumers with an acceptable blend of products, services, and informational and community offerings that will attract consumers to our website frequently. We provide many of our products and services without charge, and we may not be able to generate sufficient revenue to pay for these products and services. Accordingly, we are not certain that our business model will be successful or that we can sustain revenue growth or be profitable.

We are competing in a new market that may not develop sufficiently to support our business.

The market for online music promotion and distribution is new and rapidly evolving. As a result, demand and market acceptance for our products and services are subject to a high degree of uncertainty and risk. We are attempting to capitalize on a talent pool of artists underserved by the traditional recording industry. Consumers may not continue to be interested in listening to, or purchasing music from, these artists. If this new market fails to develop, develops more slowly than expected or becomes saturated with competitors, or our products and services do not achieve or sustain market acceptance, we may not generate sufficient revenues to become profitable.

The future popularity of downloadable music will depend on consumer acceptance of downloading music generally. We believe that consumer acceptance is, in part, dependent on the availability of portable devices to store and play this music. To the extent that devices are not available at affordable prices, or consumer acceptance or distribution of these portable devices is delayed, our potential market, and thus our ability to increase our revenues, may be reduced.

We have a limited operating history that makes an evaluation of our business difficult.

We were incorporated in January 1998. During 1998, our operating activities consisted largely of developing the infrastructure necessary to download music on the Internet. Our limited operating history makes it difficult to evaluate our current business and prospects. As a result of our limited operating history, we do not have meaningful historical financial data upon which to forecast quarterly revenues and results of operations. Before investing in us, you should evaluate the risks, expenses and problems frequently encountered by companies such as ours that are in the early stages of development.

We have incurred substantial losses to date and we expect net losses in the future.

From inception through December 31, 1999, we had a deficit accumulated during the development stage of approximately $77,348,000. We expect substantial net losses and negative cash flow for the foreseeable future. We believe it is critical to our long-term success that we continue to develop "EMusic" brand awareness and loyalty through marketing and promotion, expand our artist and consumer networks, develop our online content and expand our other services. We expect that our operating expenses will increase significantly during the next several years, especially in sales and marketing. With increased expenses, we will need to generate significant additional revenues to achieve profitability. As a result, we may never achieve profitability and, if we do achieve profitability in any period, we may not be able to sustain or increase profitability.

Our quarterly revenues and operating results are subject to fluctuation which may result in volatility or a decline in the price of our stock.

We believe that period-to-period comparisons of our operating results are not meaningful and should not be relied upon as indicators of future performance. Our quarterly operating results are likely to fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control, including:

  . the demand for downloadable music content and Internet advertising;

  . the addition or loss of advertisers;

  . the level of traffic on our Internet sites;

  . the amount and timing of capital expenditures and other costs relating to the expansion of our operations;

  . the introduction of new sites and services by us or our competitors;

  . seasonal trends in Internet use, purchases of downloadable music, and advertising placements;

  . price competition or pricing changes in the industry;

  . technical difficulties or system downtime; and

  . general economic conditions, and economic conditions specific to the Internet and Internet media.

In addition, while our revenues may vary significantly, a portion of our expenses are fixed. As a result, any decrease in revenues will not be accompanied by a decrease in our fixed operating expenses and our operating results will suffer. Our quarterly results may also be significantly impacted by the accounting treatment of acquisitions, financing transactions or other matters. Particularly at our early stage of development, such accounting treatment can have a material impact on the results for any quarter. Because of these and other factors it is likely that our operating results will fall below expectations in some future quarter and the trading price of our stock may drop.

Shares eligible for future sale in the open market may depress our stock price.

As of March 31, 2000, there were approximately 43,000,000 shares of common stock outstanding, substantially all of which were tradable without restriction under the Securities Act or pursuant to the registration statement of which this prospectus is a part or other currently effective registration statements.

Our stock price has been and may continue to be volatile.

Our common stock is currently traded on the Nasdaq National Market under the ticker symbol "EMUS." There can be no assurance that an active trading market will be sustained in the future. In addition to fluctuations in our operating results, the following factors could cause the price of our securities to be volatile:

  . development of the downloadable music market;

  . technological innovations;

  . legal developments with respect to copyright law and downloadable music;

  . new products;

  . acquisitions or strategic alliances entered into by us or our competitors;

  . failure to meet securities analysts' expectations;

  . government regulatory action;

  . patent or proprietary rights developments; and

  . market conditions for internet and technology stocks in general.

If our brand name is not accepted, our ability to attract content and customers to our website will be harmed.

During the quarter ended June 30, 1999, we began to operate under the name EMusic.com Inc. and launched a marketing campaign to establish the brand name "EMusic." We believe that establishing and maintaining the EMusic brand is a critical aspect of our efforts to attract and expand our Internet audience and acquire new content and that the importance of brand recognition will increase due to the growing number of Internet sites and the relatively low barriers to entry in providing Internet content. We intend to incur significant expenses in our brand building efforts. If these efforts do not generate increased revenues our operating results will suffer. If we are unable to provide high quality content or otherwise fail to promote and maintain our brand, our business will be harmed.

If we are unable to maintain or expand our contracts for music content, or if the content we license does not sell, our popularity and business may suffer.

We believe that a primary draw to our website is the ability to access music from known artists and independent record labels. Currently, we have exclusive multi-year contracts for much of our music library. However, if we are unable to sign contracts for new content, or if we are unable to extend the terms of existing contracts as they expire, our website may fail to attract new, or retain existing, customers which would harm our business.

For much of the content we license, we pay advances against future royalties which will be owed on sale of the content. If the content we license does not sell in sufficient quantities, we may not be able to recover all or part of the advances we have paid and our business could be harmed.

We rely on a third party for the hosting of our website and if this hosting service becomes unavailable, our customers will not be able to access our website.

We currently rely on a third party which hosts our website at a single location in Sunnyvale, California. We currently do not maintain a redundant website. If for any reason our current website hosting services become unavailable or if our hosting service experiences technical problems, customers will not be able to access our website until these services are restored or until we are able to make arrangements with an alternate provider.

If we fail to adequately manage our growth, we may not be successful as we may miss market opportunities.

We expect the scope of our operations and the number of our employees to grow rapidly. In particular, we intend to hire additional engineering, sales, marketing, content acquisition and administrative personnel. Additionally, acquisitions could increase our employee headcount and business activity. We expect our rapid growth to continue to place significant stress on our technology, operations, management and employee base. Any failure to successfully address the needs of our growing enterprise would harm our business.

Our technology systems must be expanded and enhanced for our business to grow.

In order to support a growing business, we will need to continue to enhance and expand the technology infrastructure which supports our business. We have recently converted our central database to a new database based upon technology licensed from Oracle Corporation and we expect to implement a new accounting system in the first half of calendar year 2000. As our business continues to grow, we will need to add additional servers and other hardware and software systems as well as additional sites for website hosting. If we fail to successfully implement these new and enhanced systems, our operations could be disrupted, we may become less competitive, our revenues could be reduced and we may need to incur additional costs to address these issues.

We may have difficulty executing acquisitions and integrating the acquired companies into our business.

Our business strategy includes entering into strategic alliances and acquiring complementary businesses, technologies, content or products. In January 1999, we completed the acquisition of Creative Fulfillment, Inc.; in June 1999, we completed the acquisition of Internet Underground Music Archive; in December 1999, we completed the acquisition of CDuctive.com Inc.; and in February 2000, we completed the acquisition of Tunes.com Inc. These and any other future acquisitions involve risks commonly encountered in acquisitions of companies, including:

  . exposure to unknown liabilities of acquired companies;

  . incurring acquisition costs and expenses in excess of what we anticipated;

  . the occurrence of fluctuations in our quarterly and annual operating results due to the costs and expenses of acquiring and integrating new businesses or technologies;

  . experiencing difficulties and expenses in assimilating the operations and personnel of the acquired businesses;

  . disruption of our ongoing business and diversion of our management's time and attention;

  . a possible inability to integrate successfully or to complete the development and application of acquired technology and a possible failure to achieve the anticipated financial, operating, and strategic benefits from these acquisitions;

  . experiencing difficulties in establishing and maintaining uniform standards, controls, procedures, and policies;

  . impairment of our relationships with key employees and customers of acquired businesses or the loss of these key employees and customers as a result of changes in management and ownership of the acquired businesses; and

  . acquisitions using the purchase method of accounting, which may result in goodwill, creating amortization charges in future periods.

In addition, our shareholders may be diluted if the consideration for future acquisitions consists of equity securities. We may not overcome these risks or any other problems encountered in connection with acquisitions. If we are unsuccessful in doing so, our business could be harmed.

We expect competition to increase significantly in the future and we may not be able to compete successfully.

The market for the online promotion and distribution of music and music-related products and services is new, highly competitive and rapidly changing. The number of websites on the Internet competing for the attention and spending of consumers, users and advertisers has increased, and we expect it to continue to increase, because there are few barriers to entry to Internet commerce. In addition, the competition for advertising revenues, both on Internet websites and in more traditional media, is intense. Currently, there are more than one hundred music retailing websites on the Internet. We face competitive pressures from numerous actual and potential competitors.

Most of the major record label companies have announced initiatives with respect to the sale of downloadable music or that they expect to make announcements of their plans soon. If we are unable to obtain licenses to sell or otherwise distribute content from major record label companies, our ability to increase our sales will be limited to the our ability to obtain licenses from the independent record label segment of the music market, which has historically represented approximately 20% of the total music market. To the extent that other companies are able to obtain rights to content from major label companies, such companies may have a significant competitive advantage over the Company.

Competition is likely to increase significantly as new companies enter the market and current competitors expand their services. Many of our current and potential competitors in the Internet and music entertainment businesses may have substantial competitive advantages relative to us, including:

  . longer operating histories;

  . significantly greater financial, technical and marketing resources;

  . greater brand name recognition;

  . larger existing customer bases; and

  . more popular content or artists.

These competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements and devote greater resources to the development, promotion, and sale of their products or services than we can. Websites maintained by our existing and potential competitors may be perceived by consumers, artists, talent management companies and other music-related vendors or advertisers as being superior to ours. In addition, we may not be able to maintain or increase our website traffic levels, purchase inquiries and number of click-throughs on our online advertisement. Further, our competitors may experience greater growth in these areas than we do. Increased competition could result in advertising price reduction, reduced margins or loss of market share, any of which could harm our business.

We may need to obtain additional funds to execute our business plan and if we are unable to obtain such funds, we will not be able to expand our business as planned.

We believe that our existing capital resources will be sufficient to fund our operating activities, capital expenditures and other obligations through the next 12 months. However, unless we raise additional capital, we may need to reduce the scope of certain of our activities. In addition, we may need to raise additional funds in order to:

  . finance unanticipated working capital requirements, including additional working capital required as a result of acquisitions;

  . develop or enhance existing services or products;

  . fund distribution relationships;

  . advertise to build global brand recognition;

  . respond to competitive pressures; or

  . acquire complementary businesses, technologies, content or products.

Additional financing may not be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of unanticipated opportunities, develop or enhance services or products or otherwise respond to competitive pressures would be significantly limited. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our then existing stockholders will be reduced, and these securities may have rights, preferences or privileges senior to those of our stockholders.

Our business is dependent on the continued development and maintenance of the Internet and the availability of increased bandwidth to consumers.

The success of our business will depend largely on the development and maintenance of the Internet infrastructure. This includes maintenance of a reliable network with the necessary speed, data capacity and security, as well as timely development of complementary products such as high speed modems, for providing reliable Internet access and services. Because global commerce on the Internet and the online exchange of information is new and evolving, we cannot predict whether the Internet will prove to be a viable commercial marketplace in the long term.

The success of our business will rely on the continued improvement of the Internet as a convenient means of consumer interaction and commerce, as well as an efficient medium for the delivery and distribution of music. Our business will depend on the ability of our artists and consumers to continue to upload and download mp3 and other music file formats, as well as to conduct commercial transactions with us, without significant delays or aggravation that may be associated with decreased availability of Internet bandwidth and slower access to our website. Our penetration of a broader consumer market will depend, in part, on continued proliferation of high speed Internet access. Even compressed in mp3 format, a typical three minute song file can occupy more than three megabytes of storage space. This file could take approximately seven minutes to download over a conventional 56 kbps modem compared to less than one minute over an xDSL or cable modem.

The Internet has experienced, and is likely to continue to experience, significant growth in the numbers of users and amount of traffic. As the Internet continues to experience increased numbers of users, increased frequency of use and increased bandwidth requirements, the Internet infrastructure may be unable to support the demands placed on it. In addition, increases in users or bandwidth requirements may harm the performance of the Internet. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and it could face outages and delays in the future. This might include outages and delays resulting from denial of service problems such as those recently experienced by major Internet sites, such as Yahoo!. These outages and delays could reduce the level of Internet usage as well as the level of traffic, and could result in the Internet becoming an inconvenient or uneconomical source of music and music-related products and services. The infrastructure and complementary products or services necessary to make the Internet a viable commercial marketplace for the long term may not be developed successfully or in a timely manner. Even if these products or services are developed, the Internet may not become a viable commercial marketplace for the products or services that we offer.

We must maintain and establish strategic alliances to increase our customer base and enhance our business.

In an attempt to increase our customer base and traffic on our website, build brand recognition, attract paid advertising and enhance content, distribution and commerce opportunities, we have entered into agreements with various media, hardware device and Internet-related companies such as: America OnLine, Yahoo!, and RealNetworks. Our failure to maintain or renew our existing strategic alliances or to establish and capitalize on new strategic alliances could harm our business. Our future success depends to a significant extent upon the success of such alliances. Moreover, we are substantially dependent on our ability to advertise on other Internet sites and the willingness of the owners of other sites to direct users to our Internet sites through hypertext links. We may not achieve the strategic objectives of these alliances, and parties to strategic alliance agreements with us may not perform their obligations as agreed upon. Such agreements also may not be specifically enforceable by us. In addition, some of our strategic alliances are short term in nature and may be terminated by either party on short notice. The termination or impairment of these strategic alliances could reduce our ability to attract new customers.

Our success depends on our retention of key personnel.

Our performance is substantially dependent on the services of Robert H. Kohn, our chairman, and Gene Hoffman, Jr., our chief executive officer, as well as on our ability to recruit, retain and motivate other officers and key employees. Competition for qualified personnel is intense and there are a limited number of persons with knowledge of and experience in the Internet and music entertainment industries. The loss of the services of any of our officers or senior managers could harm our business.

We may not be able to hire and retain a sufficient number of qualified employees to grow our business as planned.

Our future success will depend on our ability to attract, train, retain and motivate other highly skilled technical, managerial, marketing and customer support personnel. Competition for these personnel is intense, especially for engineers, web designers and advertising sales personnel, and we may be unable to successfully attract sufficiently qualified personnel. A large percentage of our employees joined us in 1999 and we expect that our rate of hiring will continue at a very rapid pace. To manage the expected growth of our operations, we will need to integrate these employees into our business. Our inability to hire, integrate and retain qualified personnel in sufficient numbers may reduce the quality of our programs, products and services, and could harm our business. In addition, companies in the Internet and music industries whose employees accept positions with competitive companies frequently claim that their competitors have engaged in unfair hiring practices. We may be subject to claims in the future as we seek to hire qualified personnel and those claims may result in material litigation involving EMusic. Even if unsuccessful, these claims could harm our business by damaging our reputation, requiring us to incur legal costs and diverting management's attention away from our business.

Security concerns regarding credit card or other confidential information transmitted over the web could limit our growth and subject us to liability.

A significant barrier to e-commerce and communications over the Internet has been the need for secure transmission of confidential information over public networks. Internet usage may not increase at the rate we expect unless some of these concerns are adequately addressed and found acceptable by the market. Internet usage could also decline if any well publicized compromise of security occurred. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches. Protections against security breaches may not be available at a reasonable price or at all. If a third party were able to circumvent our security measures and misappropriate our users' personal information, it may cause interruptions to our retail website operation, damage our reputation or subject us to claims by users. Any compromise of confidential data during transmission over the Internet may harm our business.

Any failure of our internal security measures could cause us to lose customers and subject us to liability.

Our business is dependent on maintaining a database of confidential user information, including credit card numbers. If the security measures that we use to protect personal information are ineffective, we may lose customers and our business would be harmed. We rely on security and authentication technology licensed from third parties. With this technology, we perform real-time credit card authorization and verification. We cannot predict whether new technological developments could allow these security measures to be circumvented. In addition, our software, databases and servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. We may need to spend significant resources to protect against security breaches or to alleviate problems caused by any breaches and we may not be able to prevent all security breaches.

Our intellectual property protection may be inadequate, and any loss or reduction in intellectual property protection may harm our business.

Our intellectual property includes our trademarks and copyrights, proprietary software, and other proprietary rights. We believe that our intellectual property is important to our success and our competitive position, and we try to protect it. However, our efforts to protect our intellectual property could be inadequate. Use of the "EMusic" name by others could dilute our brand identity and confuse the market. In addition, our ability to conduct our business may be harmed if others claim we violate their intellectual property rights. For example, Sightsound.com, Inc. and intouch group Inc. have asserted that many online music providers, including EMusic, violate patent rights that they allegedly owns covering the sale of music over the Internet through digital downloads. If successful, these claims, or similar claims by others, could seriously harm our business by forcing us to cease using intellectual property that we depend on to operate our business. Even if unsuccessful, these claims could harm our business by damaging our reputation, requiring us to incur legal costs and diverting management's attention away from our business.

Government regulation may require us to change the way we do business.

Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent. The United States Congress has enacted Internet laws regarding children's privacy, copyrights and taxation. Such legislation could dampen the growth in use of the Internet generally and decrease the acceptance of the Internet as a communications, commercial and advertising medium. Although our transmissions originate in California, the governments of other states or foreign countries might attempt to regulate our transmissions or levy sales or other taxes relating to our activities. The European Union recently enacted its own privacy regulations that may result in limits on the collection and use of certain user information. The laws governing the Internet, however, remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet and Internet advertising. In addition, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet. Furthermore, the Federal Trade Commission has recently investigated the disclosure of personal identifying information obtained from individuals by Internet companies. Evolving areas of law that are relevant to our business include privacy law, proposed encryption laws, content regulation and sales and use tax. For example, changes in copyright law could require us to change the manner in which we conduct business or increase our costs of doing business. In addition, currently pending litigation involving copyright infringement claims brought against MP3.com and Napster may result in decisions which have a significant impact on our business. If the unlicensed distribution of music is held to be lawful, our ability to sell music could be materially harmed. Because of this rapidly evolving and uncertain regulatory environment, we cannot predict how these laws and regulations might affect our business. In addition, these uncertainties make it difficult to ensure compliance with the laws and regulations governing the Internet. These laws and regulations could harm us by subjecting us to liability or forcing us to change how we do business. In the event the Federal Trade Commission or other governmental authorities adopt or modify laws or regulations applicable to our business, including those relating to the Internet and copyright matters, our business could be harmed.

We may have liability for content on our website and liability for other materials which we distribute.

We may be liable to third parties for content on our website and any other materials we distribute if:

  . the music, text, graphics or other content on our website violates their copyright, trademark, or other intellectual property rights;

  . our artists or labels violate their contractual obligations to others by providing content on our website; or

  . content we distribute is deemed obscene, defamatory or excessively violent.

We may also be subject to these types of liability for content that is accessible from our website through links to other websites.

Liability or alleged liability for content or other materials could harm our business by damaging our reputation, requiring us to incur legal costs in defense, exposing us to significant awards of damages, fines and costs and could divert management's attention away from our business. In particular, in addition to civil damages, liability for violations of copyright law currently can result in penalties of up to $10,000 per occurrence.

Imposition of sales and other taxes on e-commerce transactions may impair our ability to derive financial benefits from e-commerce.

Except for sales of tangible merchandise into certain states, we do not collect sales or other taxes on sales of our products through our websites. Although the Internet Tax Freedom Act precludes, for a period of three years ending October 2001, the imposition of state and local taxes that discriminate against or single out the Internet, it does not currently impact existing taxes. However, one or more states may seek to impose sales tax collection obligations on out-of-state companies such as us, which engage in or facilitate online commerce. A number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of electronic commerce and could adversely affect our opportunity to derive financial benefit from electronic commerce. Moreover, if any state or foreign country were to successfully assert that we should collect sales or other taxes on the exchange of merchandise on its system, it could affect our cost of doing business.

We may have difficulty expanding into international markets which could limit the growth of our business.

Our future growth and success will depend in part on our ability to generate international sales. There can be no assurance, however, that we will be successful in generating international sales of our products. Sales to customers in certain international countries may be subject to a number of risks, including: currency exchange rate risk; the risks that agreements may be difficult or impossible to enforce and receivables difficult to collect through an international country's legal system; foreign customers may have longer payment cycles; or foreign countries could impose withholding taxes or otherwise tax our foreign income, impose tariffs, embargoes, or exchange controls, or adopt other restrictions on foreign trade. In addition, the laws of certain countries do not protect our offerings and intellectual property rights to the same extent as the laws of the United States. If we fail to compete successfully or to expand the distribution of our offerings in international markets the growth of our business could be limited.

Development of new standards for the electronic delivery of music may threaten our business.

We currently rely on mp3 technology as a delivery method for the digital distribution of music. Mp3 is an open standard adopted by the Moving Picture Experts Group for the compression of audio files. We do not own or control mp3 technology and are dependent upon a license to obtain rights to certain patents relating to the technology. The onset of competing industry standards for the electronic delivery of music could significantly affect the way we operate our business as well as the public's perception of EMusic as a company. For example, in December 1998, the major recording studios announced a plan to develop a universal standard for the electronic delivery of music, called the Secured Digital Music Initiative. If new standards are developed and adopted by consumers, we may not be able to obtain a license to such technology on favorable terms or at all and our business could be harmed. Even if new standards are not developed, delays with respect to proposed standards, such as those which have occured with respect to SDMI, can cause confusion in the marketplace, slow the development of the market for downloadable music and otherwise harm our business.

Mp3 technology is controversial within certain segments of the traditional music industry and we may face continued opposition to our use of mp3 which may slow market development and harm our business.

Certain segments of the traditional music industry have not embraced the development of the mp3 format to deliver music, in part because users of mp3 technology can download and distribute unauthorized or "pirated" copies of copyrighted recorded music over the Internet. We believe that our success is largely dependent upon the ease with which customers can download and play music. We may face opposition from a number of different music industry sources including record companies and studios, the Recording Industry Association of America and certain artists. The adoption of competing standards may slow the development of the market for downloadable music or result in increased costs of doing business which could harm our business.

Our executive officers and directors control approximately 17% of our common stock and have power to influence significant corporate matters, which may delay, deter or prevent transactions that could benefit our stockholders.

Executive officers and directors, in the aggregate, beneficially own approximately 17% of our outstanding common stock. These stockholders are able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying, deterring or preventing a change in control of EMusic and may make some transactions more difficult or impossible without the support of these stockholders.

Anti-takeover provisions in our charter documents could negatively impact our stockholders.

Our Board of Directors has the authority to issue up to 20,000,000 shares of preferred stock without need for stockholder approval. The board may also determine the economic and voting rights, of this preferred stock. The holders of our common stock could be adversely affected by the issuance of preferred stock. Issuance of preferred stock could impede or prevent transactions that would cause a change in control of our company. This might discourage bids for our common stock as a premium over the market price of our common stock and adversely affect the trading price of our common stock. We have no current plans to issue shares of preferred stock. In addition, other provisions in our charter documents could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

Our data warehousing and web server systems are vulnerable to natural disasters, failure of third-party services and other unexpected problems.

Since our data warehousing, web server and network facilities are all located in California, an earthquake or other natural disaster could affect all of our facilities simultaneously. An unexpected event such as a power or telecommunications failure, fire, flood or earthquake at our on-site data warehousing facility or at our Internet service providers' facilities could cause the loss of critical data and prevent us from offering our services to artists and consumers. Our business interruption insurance may not adequately compensate us for losses that may occur. In addition, we rely on third parties to securely store our archived data, house our web server and network systems, and connect us to the Internet. A failure by any of these third parties to provide these services satisfactorily could harm our business.

You should not rely on forward-looking statements in this prospectus.

This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including, "could," "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue;" the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

In evaluating these statements, you should specifically consider various factors, including the risks described above and in other parts of this prospectus. These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform them to actual results or to changes in our expectations.

                                  About EMusic

EMusic.com Inc. is a leading provider of downloadable music over the Internet. Through our website at EMusic.com, we offer a compelling selection of music from which our customers may discover, sample, and purchase popular recordings for immediate digital delivery and enjoyment. The recordings available for download at EMusic.com are provided through our relationships with a growing roster of recording artists and independent record labels. We currently have exclusive, multi-year, digital download licenses from over 600 record labels and over 2,500 recording artists, including selected titles from such well known artists as Bush, Phish, Elvis Costello, They Might Be Giants, B.B. King and Ella Fitzgerald. We currently have over 100,000 titles available for download on our EMusic.com website. In addition, our IUMA subsidiary offers our customers access to over 7,500 unsigned artists. We believe this represents one of the largest digital music content archives currently licensed for distribution over the Internet.

Our website enables artists and labels to easily access a global customer base while providing them with an integrated means of distributing, promoting and tracking the sales of their recorded music. Recordings are currently offered for sale on EMusic.com and partners' websites in the "mp3" format, the most widely-recognized compression standard for the download of musical recordings. We believe that our combination of selection, convenience, varied content, improved distribution and tracking capabilities creates a compelling music purchasing experience for consumers as well as an attractive distribution alternative for artists and independent record labels.

We are a development stage company and have experienced net losses since inception in January 1998. We intend to aggressively invest to implement our strategy, and expect to continue to incur net losses for the forseeable future.

                                Use of Proceeds

We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders. If any warrants or options are exercised by selling shareholders for cash, we will receive cash equal to the exercise price of the warrants or options. We will use the net proceeds received upon the exercise of any warrants or options for general corporate purposes, including working capital.

                              Selling Stockholders

The following table sets forth certain information with respect to the selling stockholders as of April 20, 2000. Except as set forth below, none of the selling shareholders currently is an affiliate of ours, and none of them has had a material relationship with us during the past three years.

                            Beneficial          Maximum Number
                           Ownership of          of Shares of   Shares  Percentage
                          Common Stock as        Common Stock   Owned     Owned
                             of April            Offered for    after     after
Name and Addresses           20, 2000                Sale      Offering  Offering
------------------        ---------------       -------------- -------- ----------
Aboucaya, David R.            38,107(/1/)(/2/)      38,107         0       --
39 Boulevard
 Beaumarchais
Paris 75003
FRANCE

Ahearn, Chris                 46,876(/1/)(/2/)      46,876         0       --
155 Franklin Street,
 Apt. 5C
New York, NY 10013

Daniel J. Ahearn, MD a        16,935(/1/)(/2/)      16,935         0       --
 Medical Corporation
 Profit Sharing Plan
5046 Golden Arrow Drive
Rancho Palos Verdes, CA
 90274

American High Growth          30,243(/1/)(/2/)      30,243         0       --
 Equities
Attn: Brad Butler
725 Fifth Avenue
New York, NY 10022

Banim, Shane                   7,258(/1/)            7,258         0       --
78a Farm Lane
London W6
ENGLAND

Brody, Timothy                 7,407(/1/)(/2/)       7,407         0       --
415 East 73rd Street,
 Apt. 5C
New York, NY 10021

Bueno, Eric                    4,536(/1/)            4,536         0       --
284 Elgin Avenue, Flat 2
London W9 1JR
ENGLAND

C.B. Equities Capital         98,293(/1/)(/2/)      98,293         0       --
 III, LLC
Attn: Abbey Butler
207 Dune Road
Westhampton Beach, NY
 11978

Cavity Search                     54(/2/)               54         0       --
Attn: Denny Swofford
P.O. Box 42246
Portland, OR 97242

Comiteau, Joel                60,488(/1/)(/2/)      60,488         0       --
95 South Country Road
Remsenburg, NY 11960

                           Beneficial          Maximum Number
                          Ownership of          of Shares of   Shares  Percentage
                         Common Stock as        Common Stock   Owned     Owned
                          of April 20,          Offered for    after     after
Name and Addresses            2000                  Sale      Offering  Offering
------------------       ---------------       -------------- -------- ----------
Costa, C. Simon A.           30,241(/1/)(/2/)      30,241         0       --
c/o Lehman Brothers
1 Broadgate
London EC2M 7HA
ENGLAND

Curd, Howard                 43,854(/1/)(/2/)      43,854         0       --
18 Elm Sea Lane
Manhasset, NY 11030

Dorado Records Limited        1,850(/2/)            1,850         0       --
Attn: Oliver Buckwell
76 Brewer Street
London W1R 3PH
ENGLAND

Ecker, Felice                 1,361(/2/)            1,361         0       --
126 E. 16th Street, #4C
New York, NY 10003

Endeavor Asset               37,805(/1/)(/2/)      37,805         0       --
 Management LP
Attn: Chad Comiteau
17 Battery Place, Suite
 709
New York, NY 10004

Ernesto H. Manuel Trust         217(/2/)              217         0       --
152 Timber Trail Drive
Oak Brook, IL 60523

Evans, Christopher D.         8,769(/1/)(/2/)       8,769         0       --
45 West 60th Street,
 #23D
New York, NY 10023

Flydaddy, Inc.                  408(/2/)              408         0       --
Attn: Kevin O'Leary
10 Abbott Park Place,
 5th Floor
Providence, RI 02903

Fritz, Jason                 10,432(/1/)(/2/)      10,432         0       --
145 West 67th Street,
 Apt. 31E
New York, NY 10023

Galpert, Simeon              10,888(/1/)           10,888         0       --
Gairnside, Gate End
Northwood Middlesex HA6
 3QG
ENGLAND

Giacomelli, Julian           12,399(/1/)(/2/)      12,399         0       --
104-4855 DeMaisonneuve
 Street West
Westmount, Quebec H3Z
 1M6
CANADA


                            Beneficial          Maximum Number
                           Ownership of          of Shares of   Shares  Percentage
                          Common Stock as        Common Stock   Owned     Owned
                             of April            Offered for    after     after
Name and Addresses           20, 2000                Sale      Offering  Offering
------------------        ---------------       -------------- -------- ----------
Gilbert, Marc                  10,735(/1/)(/2/)     10,735         0        --
456 Gladstone Avenue
Toronto, Ontario M6H 3H9
CANADA

Glickman, Dave                  3,325(/1/)(/2/)      3,325         0        --
26300 Village Lane #108
Beachwood, OH 44122

Go Kart Records, Inc.             408(/2/)             408         0        --
Attn: Greg Ross
P.O. Box 20, Prince
 Street
New York, NY 10012

Gonick, Brian                 185,788(/1/)(/2/)    185,788         0        --
150 Chambers Street,
 Apt. 5E
New York, NY 10007

Grass, James B.                 8,313(/1/)(/2/)      8,313         0        --
5 Edgehill Close
Bronxville, NY 10708

Haralampoudis, George          11,672(/1/)(/2/)     11,672         0        --
38 Glenby Lane
Bronxville, NY 11545

Haralampoudis, Gregory         15,257(/1/)(/2/)     15,257         0       ----
7 Heritage Lane
Convent Station, NJ
 07960

Haralampoudis, Thomas          15,257(/1/)(/2/)     15,257         0       ----
27 Pomeroy Road
Madison, NJ 07940

Johnson, Stephen               65,778(/1/)(/2/)     65,778         0        --
c/o Swiss Bank
5 Temasek Boulevard
18-00, Sun Tec City
 Tower 038985
SINGAPORE

JW Genesis Capital             23,590(/1/)(/2/)     23,590         0
 Markets LLC                                                                --
Attn: Jeff Lehman
599 Lexington Ave., 27th
 Floor
New York, NY 10022

Kadila Holding Company         19,054(/1/)          19,054         0        --
Attn: Steve Kutulos
1100 Franklin Avenue,
 Suite 205
Garden City, NY 11530

Kill Rock Stars                 1,088(/2/)           1,088         0        --
Attn: Slim Moon
120 NE State Avenue,
 #418
Olympia, WA 98501


                            Beneficial          Maximum Number
                           Ownership of          of Shares of   Shares  Percentage
                          Common Stock as        Common Stock   Owned     Owned
                             of April            Offered for    after     after
Name and Addresses           20, 2000                Sale      Offering  Offering
------------------        ---------------       -------------- -------- ----------
Kindercore                         54(/2/)              54         0       --
Attn: Ryan Lewis
329 Ocean Parkway
Brooklyn, NY 11218

Kogan, Eric                     8,313(/1/)(/2/)      8,313         0       --
34 Gramercy Park East,
 Apt. 1AR
New York, NY 10003

Lehavy, Nadav                   8,313(/1/)(/2/)      8,313         0       --
c/o AIG Trading
2809-11, Citibank Tower
3 Garden Road, Central
 Hong Kong
HONG KONG

Mack, Ralph                     8,313(/1/)(/2/)      8,313         0       --
300 East 56th Street,
 Apt. 4K
New York, NY 10022

Madara, Edward S.                 302(/2/)             302         0       --
145 Spring Street, Apt.
 5
New York, NY 10012

Madara, Ted                     3,023(/1/)           3,023         0       --
145 Spring Street, Apt.
 5
New York, NY 10012

Manuel, Alan                  453,666(/1/)         453,666         0       --
436 Duncan Street
San Francisco, CA 94131

Manuel, Ernesto                 8,226(/1/)           8,226         0       --
152 Timber Trail Drive
Oak Brook, IL 60523

Manuel, Melissa                 1,088(/1/)           1,088         0       --
617 Belleforte Street
Oak Park, IL 60302

Manuel, Michael                 2,722(/1/)           2,722         0       --
1517 West Roscoe Street
Chicago, IL 60657

Manuel, Rebecca                 3,024(/1/)           3,024         0       --
Flat 2, 284 Elgin Avenue
London W9 1JR
ENGLAND

Manuel, Sarah                   1,088(/1/)           1,088         0       --
1021 West Dakin, #3E
Chicago, IL 60613

Mashaal, Richard                4,156(/1/)(/2/)      4,156         0       --
c/o Senvest
 International
1140 DeMaisonneuve West,
 Ste. 1140
Montreal, Quebec H3A 1M8
CANADA

                            Beneficial          Maximum Number
                           Ownership of          of Shares of   Shares  Percentage
                          Common Stock as        Common Stock   Owned     Owned
                             of April            Offered for    after     after
Name and Addresses           20, 2000                Sale      Offering  Offering
------------------        ---------------       -------------- -------- ----------
Mashaal, Robert                 4,156(/1/)(/2/)      4,156         0       --
c/o Yale Properties
6256 Greenwich Drive,
 Suite 230
San Diego, CA 92122

McCaw, Trevor                   2,189(/1/)(/2/)      2,189         0       --
c/o Boston Consulting
 Group
BCE Place, 181 Bay
 Street
Suite 2400, P.O. Box 783
Toronto, Ontario M5J 2T3
CANADA

McMillan, Jr., Neill              362(/2/)             362         0
 Kirby                                                                     --
151 First Avenue, #108
New York, NY 10003

Mihalakakos, Nicholas           9,677(/1/)(/2/)      9,677         0       --
321 80th Street
Brooklyn, NY 11209

My Own Planet Recordings           54(/2/)              54         0       --
Attn: Michele Van Valey
P.O. Box 95921
Seattle, WA 98145

Negroni, Hector                 8,313(/2/)           8,313         0       --
421 Hudson Street, #724
New York, NY 10014

Ninja Tune                      2,722(/2/)           2,722         0       --
Attn: Alastair Nicholson
Winchester Wharf, Clink
 Street
London SE1 9DG
ENGLAND

No Alternative Records             81(/2/)              81         0       --
Attn: Kim Randall
2217 Nicolett Avenue,
 South
Minneapolis, MN 55404

Psaros, William & Toni         14,213(/1/)(/2/)     14,213         0
 Ann                                                                       --
751 Cornell Road
Franklin Square, NY
 11010

Richards, Reuben               36,293(/1/)          36,293         0       --
394 Elizabeth Avenue
Somerset, NJ 08873

Rigos, John                   453,666(/1/)         453,666         0       --
111 Fourth Avenue, Apt.
 6J
New York, NY 10003

Roulis, William                 6,048(/1/)           6,048         0       --
77 Durham Road
New Hyde Park, NY 11040

                            Beneficial          Maximum Number
                           Ownership of          of Shares of   Shares  Percentage
                          Common Stock as        Common Stock   Owned     Owned
                             of April            Offered for    after     after
Name and Addresses           20, 2000                Sale      Offering  Offering
------------------        ---------------       -------------- -------- ----------
Ryan, Thomas                  453,666(/1/)         453,666         0       --
93 Second Avenue, Apt. 4
New York, NY 10003

Safe House                        272(/2/)             272         0       --
Attn: Jim Reynolds
P.O. Box 214
Poultney, VT 05764

Saybe, Rafael                   4,720(/1/)(/2/)      4,720         0       --
c/o Emerson Electronic
10000 N.W. 25th Street
Miami, FL 33172

Senvest International           8,313(/1/)(/2/)      8,313         0       --
Attn: Rich Mashaal
1140 DeMaisonneuve West,
 Ste. 1140
Montreal, Quebec H3A 1M8
CANADA

Steller, Valerie                1,361(/2/)           1,361         0       --
383 Second Street
Brooklyn, NY 11215

Sugar Free Records                 81(/2/)              81         0       --
Attn: David Simkins
P.O. Box 14166
Chicago, IL 60614

The Telegraph Music                54(/2/)              54         0
 Company dba the
 Telegraph Company                                                         --
Attn: Jerod Gunsberg
P.O. Box 2553
New York, NY 10009

Vogel, Neil                     3,629(/1/)           3,629         0       --
5 East 16th Street, Apt.
 8
New York, NY 10003

Which? Records                     54(/2/)              54         0       --
Attn: Taylor Clyne
P.O. Box 659, Village
 Station
New York, NY 10014

------------------
(1) Represents shares issued in connection with the acquisition of CDuctive.com Inc.
(2) Represents shares to be issued upon exercise of outstanding common stock purchase warrants or options issued in connection with the acquisition of CDuctive.com Inc.

                          Description of Common Stock

Our authorized common stock consists of 200,000,000 shares, par value $0.001 per share.

This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our restated certificate of incorporation where such rights are set forth in full, and the provisions of applicable law.

As of March 31, 2000, there were approximately 43,000,000 shares of common stock outstanding held of record by approximately 650 shareholders. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of common stock. Subject to preferences applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution, or winding up of EMusic, the holders of common stock are entitled to share ratably in all assets remaining after payment of our liabilities and the liquidation preference of any preferred stock. Holders of common stock have no preemptive or subscription rights, and there are no redemption or conversion rights with respect to such shares. All outstanding shares of common stock are fully paid and non-assessable.

Board of Directors

The terms of the board of directors are divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 2002; Class II, whose term will expire at the annual meeting of stockholders to be held in 2000; and Class III, whose term will expire at the annual meeting of stockholders to be held in 2001. The Class I directors are Robert Kohn and Tor Braham, the Class II directors are Gene Hoffman, Jr. and Howard Tullman, and the Class III directors are Ralph Peer and Ed Rosenblatt. At each annual meeting of stockholders, the successors to directors whose term expires will be elected to serve a term of three years. This classification of directors may have the effect of delaying or preventing changes in our control. Our board of directors consists of five members. Our amended and restated bylaws provide that the authorized number of directors may be changed by resolution of the board of directors.

Executive officers are elected by the board of directors annually. There are no family relationships among any of our directors, officers or key executives.

Board Committees

We have established an Audit Committee and a Compensation Committee. The Audit Committee, which currently consists of Messrs. Braham, Peer and Rosenblatt, reviews our internal accounting procedures and consults with and reviews the services provided by our independent auditors. The Compensation Committee, which currently consists of Messrs. Braham, Peer and Rosenblatt, reviews and recommends to the Board of Directors the compensation and benefits of our executive officers, establishes and reviews general policies relating to our compensation and benefits and administers our stock plans.

                              Plan of Distribution

We will not receive any proceeds from the sale of the common stock through this prospectus. We will receive proceeds from the payment of the exercise price of the common stock purchase warrants and options if any are exercised for cash. We have agreed to pay the expenses of registration of the common stock offered hereby, including legal and accounting fees, but excluding underwriter's discounts and commissions, if any.

The offered shares may be sold from time to time at

  . negotiated prices,

  . fixed prices which may be changed,

  . market prices prevailing at the time of sale or

  . prices related to prevailing market prices.

The selling stockholders may effect such transactions

  . in privately negotiated sales in the over-the-counter market or any exchange on which the securities are listed,

  . by selling the shares to or through broker-dealers, including block trades in which brokers or dealers will attempt to sell the shares as agent but may position and resell the block as principal, and

  . in one or more underwritten offerings on a firm commitment or best effort basis.

Sales of selling stockholders' shares may also be made pursuant to Rule 144 under the Securities Act, where applicable.

To the extent required under the Securities Act, the following information will be set forth in an accompanying prospectus supplement

  . the aggregate amount of selling shareholders' shares being offered and the terms of the offering,

  . the names of any such agents, brokers, dealers, transferees or underwriters and

  . any applicable fee or commission with respect to a particular offer.

Each selling stockholder will be responsible for paying compensation owed by it to any underwriters, dealers, brokers or agents participating in the distribution of its shares, regardless of whether such compensation is in the form of underwriting discounts, concessions, commission or fees. This compensation might be in excess of customary commissions. The aggregate proceeds to a selling stockholder from the sale of its shares offered by this prospectus will be the purchase price of such shares less any discounts or commissions.

If selling stockholders pledge, hypothecate or grant a security interest in some or all of the shares, then the pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of default, be deemed to be selling stockholders under this prospectus. Similarly, if the selling stockholders transfer, pledge, donate or assign shares to lenders or others, then each of such persons will be deemed to be a selling stockholder for purposes of this prospectus. The number of shares beneficially owned by the selling stockholders will decrease if and when a selling stockholder transfers, pledges, donates or assigns shares. The plan of distribution for selling stockholders' shares sold by this prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling shareholders under this prospectus. There is, however, no assurance that any selling stockholder will sell any or all of the shares described in this prospectus, and any selling stockholder may transfer, devise or gift such securities by other means not described in this prospectus.

A selling stockholder may also use this prospectus in the following ways:

  . to sell short, from time to time, shares of our common stock and, in such instances, this prospectus may be delivered in connection with such short sales and the shares offered hereby may be used to cover such short sales,

  . to enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the shares in the course of holding the positions they assume with such selling stockholder, including, without limitation, in connection with distribution of the shares by such broker-dealers,

  . to enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer such shares, and

  . to loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares as loaned or upon a default may sell or otherwise transfer the pledge shares.

The selling stockholders, any underwriter, any broker-dealer or any agent that participates with the selling stockholders in the distribution of the shares may be deemed to be "underwriter" within the meaning of the Securities Act. As a result thereof, any discounts, commissions or concessions received by them and any profit on the resales of the shares purchased by them may be deemed to be underwriting commissions under the Securities Act.

To comply with securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available.

Pursuant to a registration rights agreement entered into in connection with our acquisition of CDuctive.com Inc., we have agreed to keep the registration statement of which this prospectus is a part continuously effective until the earlier of the date that all of the shares issued pursuant to the acquisition have been resold or until 180 days from the effectiveness of the registration statement of which this prospectus is a part. In this regard, we are required to supplement and/or amend the registration statement of which this prospectus is a part if more shares than are registered for resale hereby are issued upon exercise of the warrants or to supplement or change the list of selling stockholders hereunder.

                                 Legal Matters

The validity of the shares of common stock offered hereby will be passed upon for us by Gray Cary Ware & Freidenrich LLP, Palo Alto, California. As of the date of this prospectus, an investment partnership of Gray Cary Ware & Freidenrich owned an aggregate of 8,300 shares of common stock.

                                    Experts

The financial statements incorporated in this Prospectus by reference to the Annual Report of Form 10-K of Emusic.com, Inc. for the year ended June 30, 1999 and the audited historical financial statements included as Exhibit 99.2 to each of Emusic.com, Inc.'s reports on Form 8-K filed dated January 31, 1999 and June 11, 1999, respectively have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and related financial statement schedule of Tunes.com as of December 31, 1997 and 1998 and for the years then ended and for the period from July 2, 1996, inception, to December 31, 1996, and the financial statements of Tunes Network, Inc. as of December 31, 1996 and 1997 and for the years then ended as set forth in their reports. Such financial statements are incorporated herein by reference in reliance upon Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

Richard A. Eisner & Company, LLP, independent auditors, have audited the financial statements of Group K Inc. as of December 31, 1997 and 1998, for the year ended December 31, 1998, the period from June 16, 1997 (Inception) through December 31, 1997 and the period from June 16, 1997 (Inception) through December 31, 1998 as set forth in their report, incorporated by reference herein. We have incorporated these financial statements in the registration statement in reliance upon Richard A. Eisner & Company, LLP's report, given on their authority as experts in accounting and auditing.

                  Where You Can Find More Information About Us

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock registered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in our registration statement and the exhibits filed therewith. For further information with respect to EMusic and the common stock, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any agreement or any other document to which reference is made are not necessarily complete, and, in each instance, reference is made to the copy of such agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

Since September 20, 1998, we have been subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the SEC's website, which is described above.

                      Documents Incorporated By Reference

The SEC allows us to "incorporate by reference" information that we file with them which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus and information we later file with the SEC will automatically update and supersede this information. The following documents filed by us with the SEC are incorporated in this prospectus by reference:

  .  Annual Report on Form 10-K for the year ended June 30, 1999;

  .  Current Report on Form 8-K dated November 15, 1999, as amended;

  .  Current Report on Form 8-K dated November 29, 1999, as amended;

  . Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, filed on November 15, 1999;

  . Quarterly Report on Form 10-Q/A for the quarter ended December 31, 1999, filed on February 22, 2000; and

  . The description of our common stock contained in our registration statement on Form 10-SB filed on July 22, 1998 (Registration Statement No. 000-24671), including any amendment or report filed for the purpose of updating that description.

We also incorporate by reference all documents and reports filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the date of termination of this offering. We will provide free of charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus. Please direct such requests to Investor Relations, EMusic.com Inc, 1991 Broadway, 2nd Floor, Redwood City, California 94063. Our telephone number is (650) 216-0200.

--------------------------------------------------------------------------------

                           [LOGO OF EMUSIC.COM INC.]

                                2,340,898 Shares

                                  Common Stock

                               -----------------
                                   PROSPECTUS
                               -----------------

                                 April   , 2000



--------------------------------------------------------------------------------
You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

                                    Part II

                     Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the Registrant in connection with this offering. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee................................................... $ 1,777
Printing expenses......................................................   5,000
Legal fees and expenses................................................  20,000
Accounting fees and expenses...........................................  10,000
Transfer Agent and Registrar fees......................................   1,000
Miscellaneous expenses.................................................   1,000
                                                                        -------
  Total................................................................ $38,777
                                                                        =======

Item 14. Indemnification of Officers and Directors

Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. The Registrant's Amended and Restated Certificate of Incorporation and Bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the Registrant has entered into separate indemnification agreements (Exhibit 10.1) with its directors and officers which would require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature). The Registrant also intends to continue to maintain director and officer liability insurance, if available on reasonable terms. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

On May 6, 1998, we issued 2,500,000 shares of our common stock and warrants to purchase a total of 500,000 shares of our common stock at an exercise price of $1.00 per share to accredited investors in exchange for $500,000.00 in reliance on Rule 504 of Regulation D promulgated under the Securities Act. Warrants to purchase 200,000 shares of common stock were exercised at the time of their issuance.

On May 11, 1998, we acquired all of the outstanding shares of GoodNoise Corporation, a Delaware corporation, in exchange for 11,015,300 shares of our common stock in reliance on Section 4(2) of the Securities Act. On the same date, we assumed options to purchase 1,722,500 shares of the Delaware corporation's common stock, which were automatically converted into options to purchase 2,032,550 shares of our common stock at a weighted average exercise price of approximately $0.03 per share.

On July 29, 1998, we issued 170 shares of our common stock to a consultant in exchange for consulting services in reliance on Section 4(2) of the Securities Act.

On August 10, 1998, investors exercised warrants to purchase 300,000 shares of our common stock in exchange for $300,000. These warrants had been issued as a part of the private placement which occurred on May 6, 1998.

On October 28, 1998, we issued 500 shares of our Series A Preferred Stock and a warrant to purchase 100,000 shares of our common stock at an exercise price of $7.91 to an investor in reliance on Regulation D.

On December 16, 1998, we issued 10,000 shares of our common stock to an employee upon exercise of an employee stock option in reliance on Rule 701.

On February 24, 1999, we acquired all of the outstanding shares of Creative Fulfillment, Inc. in exchange for 630,179 shares of our common stock in reliance on Section 4(2) of the Securities Act.

On March 23, 1999, we issued 117,570 shares of our Series B Preferred Stock to accredited investors in exchange for $32,523,900.00 in cash, cancellation of debt of $1,777,250 and conversion of the outstanding shares of our Series A Preferred Stock in reliance on Rule 506 of Regulation D promulgated under the Securities Act.

On April 27, 1999, we issued 665,188 shares of our common stock in consideration of the acquisition of certain music rights in reliance on Section 4(2) of the Securities Act.

On June 11, 1999, we issued 448,000 shares of our common stock in exchange for all of the outstanding shares of Internet Underground Music Archive, Inc. in reliance on Section 4(2) of the Securities Act.

On June 10, 1999 we granted warrants for the purchase of 1,607,800 shares solely to accredited investors in reliance on Regulation D.

From May 11, 1998 through September 20, 1998, we granted options to purchase 435,000 shares of our common stock at a weighted average exercise price of approximately $5.07 per share. These options were granted to our employees and consultants in exchange for services rendered in transactions exempt from registration under the Securities Act under Rule 701. From September 21, 1998 through July 15, 1999, we granted options to purchase 4,186,000 shares of our common stock at a weighted average purchase price of approximately $7.078 per share. These options were granted to our employees and consultants in exchange for services rendered in transaction exempt from registration under the Securities Act under Section 4(2) thereof.

In December 1999, we issued approximately 2,100,000 shares in connection with our acquisition of CDuctive.com Inc. Such issuance was made in reliance on Regulation D.

There were no underwriters employed in connection with any of the above transactions.

Item 16. Exhibits and Financial Statement Schedules

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
  2.1(a) Agreement and Plan of Reorganization by and among GoodNoise
         Corporation, Atlantis Ventures Corp., GN Acquisition Corp and certain other parties dated as of May 11, 1998
  2.2(a) Agreement and Plan of Reorganization by and among GoodNoise
         Corporation, Creative Fulfillment, Inc., GN Acquisition Corp and
         certain other parties dated as of October 8, 1998
  2.3(c) Agreement and Plan of Reorganization by and among GoodNoise
         Corporation, GNA Corporation, Internet Underground Music Archive, Inc.
         and certain shareholders of Internet Underground Music Archive, Inc.
         dated as of May 16, 1999
  2.4(b) Agreement and Plan of Merger by and between EMusic.com Inc., a Florida corporation, and EMusic.com Inc., a Delaware corporation, dated as of
         July 21, 1999
  2.5(d) Agreement and Plan of Reorganization by and among EMusic.com Inc., GNA
         Corporation, Group K Inc., d.b.a. CDuctive and the principal shareholders of CDuctive, dated as of November 15, 1999.
  2.6(e) Agreement and Plan of Reorganization dated as of November 29, 1999, among EMusic.com Inc., GNB Corporation and Tunes.com Inc.
  3.1(c) Amended and Restated Certificate of Incorporation
  3.2(c) Amended and Restated Bylaws
  5.1    Opinion of Gray Cary Ware & Freidenrich LLP
 10.1(c) Form of Indemnity Agreement
 10.2(a) Stock Purchase Agreement dated as of March 30, 1998 with Gary
         Culpepper
 10.3(a) 1998 Stock Option Plan
 10.4(c) 1998 Nonstatutory Stock Option Plan
 10.5(c) 1999 Employee Stock Purchase Plan
 10.6(c) Form of Amendment to Investor Rights Agreement dated July 19, 1999
 21(c)   Subsidiaries
 23.1    Consent of PricewaterhouseCoopers LLP
 23.2    Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1)
 23.3    Consent of Ernst & Young LLP
 23.4    Consent of Richard A. Eisner & Company LLP
 24.1    Power of Attorney (included in the signature page to this registration statement)
 27.1*   Financial Data Schedule

------------------
(a) Previously filed as an exhibit to the Registrant's Form 10-SB/A dated December 24, 1998.
(b) Previously filed as an exhibit to the Registrant's Form 8-K dated July 23, 1999.
(c) Previously filed as an exhibit to the Registrant's Form S-1 (Registration Statement No. 333-83685).
(d) Previously filed as an exhibit to the Registrant's Form 8-K dated November 15, 1999.
(e) Previously filed as an exhibit to the Registrant's From 8-K dated November 29, 1999.
 *  Previously filed.

Item 17. Undertakings

The Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by EMusic pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   Signatures

In accordance with the requirements of the Securities Act of 1933, EMusic certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, in the City of Redwood City, State of California, on the 26th day of April 2000.

                                          EMUSIC.COM INC.

                                                    /s/ Peter M. Astiz
                                          By: _________________________________
                                                      Peter M. Astiz
                                                 Executive Vice President

                               Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert H. Kohn, Gene Hoffman, Jr, Joseph
H. Howell, and Peter M. Astiz, each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                          Title                   Date
              ---------                          -----                   ----

        /s/ Robert H. Kohn             Chairman of the Board and    April 26, 2000
______________________________________  Assistant Secretary
            Robert H. Kohn

      /s/ Gene Hoffman, Jr.            President, Chief Executive   April 26, 2000
______________________________________  Officer and Director
          Gene Hoffman, Jr.             (Principal Executive
                                        Officer)

       /s/ Joseph H. Howell            Executive Vice President     April 26, 2000
______________________________________  and Chief Financial
           Joseph H. Howell             Officer (Principal
                                        Financial and Accounting
                                        Officer)

        /s/ Ralph Peer, II             Director                     April 26, 2000
______________________________________
            Ralph Peer, II

          /s/ Tor Braham               Director                     April 26, 2000
______________________________________
              Tor Braham

        /s/ Ed Rosenblatt              Director                     April 26, 2000
______________________________________
            Ed Rosenblatt